                                                                      Exhibit 12


                      Mitchell Energy & Development Corp.
               Computation of Ratio of Earnings to Fixed Charges
                         (dollar amounts in thousands)



                                                                                                                       Nine
                                                                                                                      Months
                                                                                                                      Ended
                                                               Fiscal Year Ended January 31                         October 31,
                                             ----------------------------------------------------------------       ---------
                                               1992         1993         1994         1995            1996             1996
                                             ---------    ---------    ---------    ---------       ---------       ---------
EARNINGS
Pretax earnings ..........................   $  73,188    $  60,022    $  47,376    $  70,551       $  58,331       $  96,696
Add (Deduct):
   Previously capitalized interest
     charged against pretax earnings .....      14,887        9,545       11,552       22,158          79,499(d)       13,154
   Losses of less-than-50%-owned persons .          26           99           32        1,104               9               1
   Fixed charges (see below) .............      90,107       85,169       84,788       85,988          78,992          50,910
   Reverse effect of inclusion of interest
     capitalized in fixed charges ........     (37,460)     (34,161)     (33,956)     (33,011)        (28,561)        (19,295)
   Undistributed earnings of
     less-than-50%-owned persons .........     (10,521)     (10,305)      (3,594)        (914)         (4,321)        (10,541)
                                             ---------    ---------    ---------    ---------       ---------       ---------
                                             $ 130,227    $ 110,369    $ 106,198    $ 145,876       $ 183,949       $ 130,925
                                             =========    =========    =========    =========       =========       =========


FIXED CHARGES
Interest expense incurred
   Consolidated (a) (b) ..................   $  84,025    $  77,451    $  75,252    $  71,570       $  65,802       $  43,062
   50%-owned persons .....................       3,284        4,609        6,236        7,912           9,957           5,997
   Less-than-50%-owned persons ...........         -            -            -          3,032(e)          -
                                             ---------    ---------    ---------    ---------       ---------       ---------
                                                87,309       82,060       81,488       82,514          75,759          49,059
Portion of rental expense
   representing interest (c) .............       2,798        3,109        3,300        3,474           3,233           1,851
                                             ---------    ---------    ---------    ---------       ---------       ---------
                                             $  90,107    $  85,169    $  84,788    $  85,988       $  78,992       $  50,910
                                             =========    =========    =========    =========       =========       =========

RATIO OF EARNINGS TO FIXED CHARGES .......        1.45         1.30         1.25         1.70            2.33            2.57
                                             =========    =========    =========    =========       =========       =========



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(a) Consists of interest expense as reported in consolidated statements of earnings and interest expense related to finance operations which is reported as costs and expenses in the consolidated statements of earnings.

(b) At October 31, 1996, the Company had outstanding guaranties of the indebtedness of third parties totaling approximately $17,000,000 under which it has not been, nor is it expected that it will be, required to perform. Fixed charges related to these outstanding borrowings, estimated at approximately $900,000 for the nine months ended October 31, 1996, have been excluded from the reported fixed charges.

(c) Represents one-third of rental expense under operating lease agreements.

(d) Includes charges totaling $66,073,000 in connection with real estate property write-downs and timberlands sales.

(e) At January 31, 1995, the Company had an outstanding guaranty covering $58,667,000 of indebtedness of Belvieu Environmental Fuels (BEF), a 33.33%-owned entity, under which it could have been required to perform on May 31, 1995. Because of this, interest expense incurred during fiscal 1995 of $3,032,000 attributable to the Company's share of BEF's debt (all of which was capitalized by BEF) was included in the fixed charges of the Company. This guaranty was subsequently eliminated when BEF's debt was converted to a term loan during fiscal 1996.